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                             EXHIBIT 12
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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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All dollar amounts are stated in millions.
Six months ended June 30                                1996          1995
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
Net income                                          $  235.1      $  202.3
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Income taxes                                           124.8         117.2
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Fixed charges:
  Interest expense <F1>                                738.8         780.7
  Interest portion of rentals <F2>                      14.5          16.9
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Total fixed charges                                    753.3         797.6
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Total earnings as defined                           $1,113.2      $1,117.1
==========================================================================
Ratio of earnings to fixed charges                      1.48          1.40
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Preferred stock dividends <F3>                      $   12.7      $   22.0
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Ratio of earnings to combined fixed charges
  and preferred stock dividends                         1.45          1.36
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
<F1>  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2>  Represents one-third of rentals, which approximates the portion representing interest.

<F3>  Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.7 and 36.7 percent for June 30, 1996 and 1995, respectively.